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                                                                    Exhibit 23.1

                       [KPMG Peat Marwick LLP Letterhead]

                                AUDITORS' CONSENT
                                ----------------


The Board of Directors
Payless Cashways, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 and Form S-3 of Payless Cashways, Inc. of our audit reports dated January 9, 1996, relating to the consolidated balance sheets of Payless Cashways, Inc. and subsidiary as of November 25, 1995 and November 26, 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended November 25, 1995, and the related schedule, which reports appear in the November 25, 1995 annual report on Form 10-K of Payless Cashways, Inc.



S/KPMG Peat Marwick LLP
Kansas City, Missouri
February 21, 1996